U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                                ADELSTEIN, STEVEN
          -------------------------------------------------------------
                             (Last) (First) (Middle)

                          3200 WEST OAKLAND PARK BLVD.
          -------------------------------------------------------------
                                    (Street)

                           LAUDERDALE LAKES, FL 33311
          -------------------------------------------------------------
                              (City) (State) (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                        DIGITAL DATA NETWORKS INC. (DIDA)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

                                      09/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner

     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person

     [_]  Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                       6.
                                                        4.                              5.             Owner-
                                                        Securities Acquired (A) or      Amount of      ship
                                           3.           Disposed of (D)                 Securities     Form:     7.
                                           Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                             2.            Code         -----------------------------   Owned at End   (D) or    Indirect
1.                           Transaction   (Instr. 8)                  (A)              of Month       Indirect  Beneficial
Title of Security            Date          -----------     Amount      or     Price     (Instr. 3      (I)       Ownership
(Instr. 3)                   (mm/dd/yy)     Code    V                  (D)              and 4)         (Instr.4) (Instr. 4)
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
common stock                 09/24/02       P              25,000       A      $2,750    375,000        D
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common stock                                        V                                    150,000        I        A.U.W., Inc.(1)
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

================================================================================
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                                10.
                                                                                                      9.        Owner-
                                                                                                      Number    ship
                                                                                                      of        Form
                2.                                                                                    Deriv-    of
                Conver-                    5.                              7.                         ative     Deriv-   11.
                sion                       Number of                       Title and Amount           Secur-    ative    Nature
                or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.              of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of        Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative      ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security        Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)      ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
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

Explanation of Responses:

(1)  Mr. Adelstein is President and Director of A.U.W., Inc.


           /S/ STEVEN ADELSTEIN                             SEPTEMBER 27, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


Reminder:   Report on a separate line for each class of securities beneficially owned directly or indirectly.

       * If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).

      ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations, SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, on of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.


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